UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 2, 2006

Date of report (date of earliest event reported)

Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11001 Bren Road East, Minnetonka, Minnesota		55343

(Address of principal executive offices)		(Zip Code)

Telephone Number: (952) 912-3444

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On November 2, 2006, Digi International Inc. (the “Company”) reported its financial results for the fourth quarter of 2006 and the year ended September 30, 2006. See the Company’s press release dated November 2, 2006, which is furnished as Exhibit 99 and incorporated by reference in this Current Report on Form 8-K.
NON-GAAP FINANCIAL MEASURES
     The press release furnished as Exhibit 99 and certain information the Company intends to disclose on the conference call scheduled for 5:00 p.m. eastern time on November 2, 2006 includes certain non-GAAP financial measures. The release includes earnings per diluted share information that excludes (i) stock-based compensation expense, (ii) in-process research and development and other acquisition-related expenses associated with the acquisitions of MaxStream, Inc. in 2006 and Rabbit Semiconductor and FS Forth in 2005, and (iii) the reversal of tax reserves related to the settlement of audits with the French government and Internal Revenue Service. The reconciliations of these measures to the most directly comparable GAAP financial measures are included in the earnings release and/or are included below.
     Management believes that excluding the tax settlement and reversal and in-process research and development and other acquisition-related expenses from the financial measures provides a more meaningful comparison and understanding of the Company’s operating performance from one year to the next because these items are unusual and not directly related to the Company’s core operations. In addition, management believes that providing earnings information exclusive of the impact of stock-based compensation expense permits investors to compare results with prior periods that did not include stock-based compensation expense. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to acquisitions and taxes, which while important are not recurring or central to the core operations of the Company’s business.
     In the conference call, management will provide information about the Company’s earnings before taxes, depreciation and amortization. Management believes that EBTDA provides a reliable and consistent approach to measuring the Company’s performance from year to year, and in assessing the Company’s performance against other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of the Company’s capital structure and the method by which assets were acquired. Management believes that EBTDA is not only useful for the Company in measuring and monitoring internal performance, but it is also widely used by analysts and investors to assess the Company’s performance. The Company uses EBTDA as a key performance indicator of how the Company is performing compared to prior periods and compared to the Company’s operating plan. Furthermore, the Company’s incentive compensation plans use EBTDA to measure operating performance, which is a factor that the most employees have the ability to influence.
     In the conference call, management will also provide information about the Company’s operating expenses as a percent of revenue, excluding identifiable amortization expense and other non-recurring items described above. Management believes that excluding identifiable amortization expense more accurately focuses on the costs that can be meaningfully controlled by the Company, and therefore permits a more meaningful comparison from period to period.

     Management understands that there are material limitations on the use of non-GAAP measures. For example, non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of measures excluding non-recurring items does not reflect all charges and gains that were actually recognized by the Company. The use of EBTDA does not reflect the Company’s cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for the Company’s working capital needs. Additionally, measures excluding non-recurring items and measures of EBTDA may be calculated differently from company to company, limiting their usefulness as comparative measures. Management nevertheless believes that the presentation of the aforementioned non-GAAP measures is useful to investors.
Reconciliation of Total Operating Expenses to Total Operating Expenses
Excluding intangibles amortization, in-process research and development, stock based compensation, and sale of intellectual property
(In thousands of dollars and as a percent of Net Sales)

	For the three months
	ended September 30, 2006	% of net sales
Total operating expenses (as reported)	$18,141	44.2%

Intangibles amortization	(599)	-1.5%
In-process research and development	(2,000)	-4.9%
Stock-based compensation	(523)	-1.3%
Sale of intellectual property	247	0.6%

Total operating expenses, excluding intangibles amortization, in-process research and development, stock based compensation, and sale of intellectual property	$15,266	37.2%

Reconciliation of Income before Income Taxes to Earnings before Taxes, Depreciation and Amortization
(In thousands of dollars and as a percent of Net Sales)

	For the three months
	ended September 30, 2006	% of net sales
Net sales	$41,047	100.0%

Income before income taxes	$3,964	9.7%
In-process research and development	2,000	4.9%
Depreciation and amortization	2,873	7.0%

Earnings before taxes, depreciation, and amortization	$8,837	21.5%

Item 9.01 Financial Statements and Exhibits.
     The following Exhibit is furnished herewith:
99	Press Release dated November 2, 2006 announcing financial results for the fourth quarter of 2006 and the year ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: November 2, 2006

DIGI INTERNATIONAL INC.
By /s/ Subramanian Krishnan
Subramanian Krishnan
Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing
99	Press Release dated November 2, 2006 announcing financial results for the fourth quarter of 2006 and the year ended September 30, 2006.	Filed Electronically